Exhibit 99.1

Cray/Media:	Investors:
Steve Conway	Victor Chynoweth
651/592-7441	206/701-2094
sttico@aol.com	vic@cray.com
Cray Inc. to File 2005 Annual Report on Form 10-K
Company to Restate 2004 Results For $3.3 Million Non-Cash Item
Company Will Hold Annual Meeting of Shareholders June 6, 2006
SEATTLE, April 17, 2006 — Cray Inc. (Nasdaq: CRAY) today announced that it will restate 2004 financial results and plans to file its Annual Report on Form 10-K for the fiscal year ended December 31, 2005, with restated 2004 results, within the current week.
The Company’s 2005 results are consistent with its preliminary results announced on March 17, 2006. Full financial information regarding 2005 will be available when the Company files its 2005 Form 10-K.
On April 13, 2006, the Company’s senior management and Audit Committee, in consultation with its former and current independent registered public accounting firms, decided to restate the 2004 financial statements, including interim periods, to correct a $3.3 million non-cash error with respect to revenue recognized under one of the Company’s product development contracts.
Basis for Restatement
Cray has determined that certain costs were incorrectly charged to the product development contract in 2004; this contract is accounted for under the percentage of completion method. This restatement will decrease 2004 revenue by $3.3 million, decrease cost of product revenue by $3.1 million, increase research and development expense by $3.1 million and increase net loss by $3.3 million. There was no impact on cash or short-term investment position.
While the Company believes that the amount of revenue prematurely recognized is not material to its annual or interim 2004 results, the Company believes the amount would be material to subsequent periods.
Impact to 2004 Results
In its 2005 Annual Report, Cray will restate its financial results for 2004 as a whole and the selected quarterly data for each of the interim periods of 2004. Below is a summary of the effects of the restatement on the Company’s Consolidated Statement of Operations for the year ended December 31, 2004 and Consolidated Balance Sheet as of December 31, 2004.

2004 ($ in thousands, except per share data)	Consolidated Statement of Operations

	As Previously
	Reported	As Restated	Change

Product revenue	$99,236	$95,901	$(3,335)
Total revenue	$149,184	$145,849	$(3,335)
Cost of product revenue	$107,264	$104,196	$(3,068)
Research and development(a)	$50,198	$53,266	$3,068
Net loss	$(204,023)	$(207,358)	$(3,335)
Basic and diluted net loss per common share	$(2.45)	$(2.49)	$(0.04)

2004 ($ in thousands)	Consolidated Balance Sheet
	As Previously
	Reported	As Restated	Change

Current deferred revenue(b)	$53,219	$56,554	$3,335
Accumulated deficit	$(293,124)	$(296,459)	$(3,335)
Notes

(a)	Previously reported amount was increased by $5,068 to conform to 2005 financial statement presentation. Amount was reclassified from Acquisition-related Compensation Expense.

(b)	Previously reported amount was decreased by $1,027 to conform to 2005 financial statement presentation. Amount was reclassified to Long-term Deferred Revenue.
Annual Shareholder Meeting Set for June 6, 2006
Cray announced today that the Company has rescheduled its Annual Meeting of Shareholders, which will now be held on Tuesday, June 6, 2006 at 10:00 a.m. PST at Cray’s headquarters in Seattle, Washington. The record date for the 2006 Annual Meeting is Monday, April 17, 2006.
About Cray Inc.
As the global leader in high performance computing (HPC), Cray provides innovative supercomputing systems that enable scientists and engineers in government, industry and academia to meet both existing and future computational challenges. Building on years of experience in designing, developing, marketing and servicing the world’s most advanced supercomputers, Cray offers a comprehensive portfolio of HPC systems that deliver unrivaled sustained performance on a wide range of applications. Go to www.cray.com for more information.

Safe Harbor Statement
This press release contains forward-looking statements. There are certain factors that could cause Cray’s execution to differ materially from those anticipated by the statements above, including the timing of filing of the Annual Report on Form 10-K for 2005. For a discussion of other risks, see “Factors That Could Affect Future Results” in Cray’s most recent Quarterly Report on Form 10-Q filed with the SEC.
###
Cray is a registered trademark of Cray Inc.